Exhibit 21

SUBSIDIARIES OF REGISTRANT

Name	State/Country of Incorporation

1. Cerner Campus Redevelopment Corporation	Missouri
2. Cerner Canada Limited LLC	Delaware
3. Cerner Canada ULC	Canada
4. Cerner Capital, Inc.	Delaware
5. Cerner Chile Limitada	Chile
6. Cerner Chouteau Data Center, Inc.	Delaware
7. Cerner Corporation PTY Limited	New South Wales (Australia)
8. Cerner Deutschland GmbH	Germany
9. Cerner Egypt L.L.C	Egypt
10. Cerner France SAS	France
11. Cerner Galt, Inc.	Delaware
12. Cerner Healthcare Solutions, Inc.	Delaware
13. Cerner Healthcare Solutions Private Limited	India
14. Cerner Health Connections, Inc.	Delaware
15. Cerner Iberia, S.L.	Spain
16. Cerner India Sales Private Limited	India
17. Cerner Innovation, Inc.	Delaware
18. Cerner International, Inc.	Delaware
19. Cerner Ireland Limited	Ireland
20. Cerner Limited	United Kingdom
21. Cerner Lingologix, Inc.	Delaware
22. Cerner Math, Inc.	Delaware
23. Cerner México, S. de R. L. de C.V.	Mexico
24. Cerner Middle East FZ-LLC	Emirate of Dubai, UAE
25. Cerner Middle East, Ltd.	Cayman Islands
26. Cerner Multum, Inc.	Delaware
27. Cerner Properties, Inc.	Delaware
28. Cerner Property Development, Inc.	Delaware
29. Cerner RevWorks, LLC	Delaware
30. Cerner Singapore Limited	Delaware
31. Cerner Soluções para a Saúde Ltda.	Brazil
32. Cerner (Malaysia) SDN BHD	Malaysia
33. The Health Exchange, Inc.	Missouri
34. Rockcreek Aviation, Inc.	Delaware